EXHIBIT 99.1

EOG Resources, Inc.	P.O. Box 4362, Houston, TX 77210-4362
News Release
For Further Information Contact:	Investors
David J. Streit
(713) 571-4902
W. John Wagner
(713) 571-4404

Media and Investors
Kimberly M. Ehmer
(713) 571-4676

EOG Resources Appoints C. Christopher Gaut to Board of Directors
FOR IMMEDIATE RELEASE: Wednesday, September 20, 2017
HOUSTON - EOG Resources, Inc. (EOG) today announced the appointment of C. Christopher Gaut to its Board of Directors, effective October 1, 2017. Gaut most recently served as Chairman and Chief Executive Officer of Forum Energy Technologies, Inc. (Forum), a publicly traded oilfield manufacturing company, from 2010 through May of this year, and continues to serve as Executive Chairman of Forum. Gaut also serves as a director of Ensco plc (Ensco) and Key Energy Services, Inc.
“We are excited to add someone with Cris’ extensive oilfield service industry experience to the EOG team,” said William R. “Bill” Thomas, Chairman and Chief Executive Officer. “He brings years of financial and operational experience from both public and private company perspectives. We are very pleased to welcome Cris to the EOG Board of Directors.”
Prior to Forum, Gaut was a Managing Director of SCF Partners (SCF), a private equity firm investing in oilfield service and equipment companies, from 2009 to 2010. Prior to SCF, Gaut worked for Halliburton Company (Halliburton) for six years, first as Executive Vice President and Chief Financial Officer, then as President of Drilling and Evaluation. Prior to Halliburton, Gaut was Ensco’s Senior Vice President and Chief Financial Officer for more than 15 years. Gaut also served as Co-Chief Operating Officer during his final year with Ensco.

EOG Resources, Inc. is one of the largest independent (non-integrated) crude oil and natural gas companies in the United States with proved reserves in the United States, Trinidad, the United Kingdom and China. EOG Resources, Inc. is listed on the New York Stock Exchange and is traded under the ticker symbol "EOG." For additional information about EOG, please visit www.eogresources.com.
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